Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement"), dated as of August 16, 2022, is by and among MARTEN TRANSPORT, LTD., a Delaware corporation (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

Preliminary Statement

This Agreement amends, restates and continues that Credit Agreement, dated as of August 31, 2006, as thereafter amended (the "Existing Agreement") among the Borrower, the Banks and the Agent.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

"Advance": Any portion of the outstanding Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. Revolving Loans may be Term SOFR Advances or Base Rate Advances and Swing Line Loans shall be Daily Term SOFR Advances.

"Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

"Agent": As defined in the opening paragraph hereof.

"Aggregate Revolving Commitment Amounts": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Term SOFR Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Advances are unavailable pursuant to Section 2.6 or 2.23, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Lending Office": For each Bank and for each type of Advance, the office of such Bank identified as such Bank's Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

"Applicable Commitment Fee Percentage; Applicable Letter of Credit Fee Percentage; Applicable Margin": Subject to the last sentence of this definition, with respect to the period beginning five calendar days after the financial statements and Compliance Certificate required by Sections 5.1(a), (c) and (d) are delivered with respect to any fiscal quarter and ending on the day five calendar days after the date such financial statements and Compliance Certificate for the next fiscal quarter are actually delivered, the percentage specified below based on the Cash Flow Leverage Ratio calculated as of the end of the fiscal quarter for which such statements were delivered:

Cash Flow Leverage Ratio:	Applicable Commitment Fee Percentage:	Applicable Margin for Term SOFR Advances*:			Base Rate Advances:	Applicable Letter of Credit Fee Percentage:
Interest Period**:		One Month	Three Months	Six Months
Greater than 2.25 to 1.00:	0.300%	1.550%	1.600%	1.700%	0.250%	1.450%
Equal to or less than 2.25 to 1.00 but greater than 1.75 to 1.00:	0.250%	1.350%	1.400%	1.500%	0.125%	1.250%
Equal to or less than 1.75 to 1.00 but greater than 1.25 to 1.00:	0.200%	1.150%	1.200%	1.300%	0.000%	1.050%
Equal to or less than 1.25 to 1.00 but greater than 0.75 to 1.00:	0.150%	0.950%	1.000%	1.100%	0.000%	0.850%
Equal to or less than 0.75 to 1.00:	0.100%	0.750%	0.800%	0.900%	0.000%	0.650%

*Applicable Margin for Daily Term SOFR Advance is same as for Term SOFR Advances having an Interest Period of one month.

**Applicable Margins for each Term SOFR Advance shall be determined with reference to the Interest Period applicable to such Term SOFR Advance. Applicable Margins for Term SOFR Advances have been determined to be the sum of the credit margin, plus an index spread adjustment applicable to Term SOFR Advances that equals (i) 0.10% for Interest Periods of one month, (ii) 0.15% for Interest Periods of three months, and (iii) 0.25% for Interest Periods of six months.

During the period beginning on the date five days after the financial statements and Compliance Certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(a), (c) and (d) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Commitment Fee Percentage, Applicable Letter of Credit Fee Percentage, and Applicable Margins shall be as specified for a Cash Flow Leverage Ratio greater than 2.25.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

"Bank": As defined in the opening paragraph hereof.

"Base Rate" means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (or minus, if negative) (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

"Base Rate Advance" means a Loan that, except as otherwise provided in Section 2.6, bears interest at the Base Rate.

"Benchmark" means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.23(b), then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.23(b).

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	Daily Simple SOFR; or

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Borrowing" and "Term SOFR Advance," the definition of "Alternate Base Rate," the definition of "Business Day," the definition of "Daily Term SOFR Advance", the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3)

in the case of an Early Opt-in Election, the Business Day specified by the Agent in the notice of the Early Opt-in Election provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.23(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.23(b).

"Beneficial Ownership Certification": A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation": 31 C.F.R. § 1010.230.

"Board": The Board of Governors of the Federal Reserve System or any successor thereto.

"Borrower": As defined in the opening paragraph hereof.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term "Business Day" excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials and contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

"Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

"Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

"Cash Flow Leverage Ratio": For any period of determination, the ratio of

(a)         the total (without duplication) of (i) the aggregate principal amount of all outstanding Capitalized Lease Obligations of the Borrower and the Subsidiaries, plus (ii) that portion of Total Liabilities bearing interest determined as of the last day of that period, plus (iii) the stated amount of all Letters of Credit as of the last day of that period, plus (iv) an amount equal to six times transportation equipment operating lease expense for such period, minus (v) Unencumbered Excess Cash as of the last day of such period, to

(b)         EBITDAR determined for said period on a consolidated basis in accordance with GAAP.

"Change of Control": The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, and such percentage of voting power is equal to or greater than the aggregate direct and indirect percentage of voting power held by Randolph L. Marten and Christine K. Marten or heirs, or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower (other than by reason of death, disability or scheduled retirement).

"Closing Date": Any Business Day on or after the date of this Agreement selected by the Borrower for the making of the first Loans hereunder; provided, that all the conditions precedent to the obligation of the Banks to make such Loans, as set forth in Article 3, have been, or, on such Closing Date, will be, satisfied.

"Code": The Internal Revenue Code of 1986, as amended.

"Commitments": The Revolving Commitments and the Swing Line Commitments.

"Commodity Exchange Act' means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate": A certificate in the form of Exhibit B, duly completed and signed by either the chief financial officer or the chief operating officer of the Borrower or as otherwise permitted in Section 5.1.

"Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business. The amount of any such Contingent Obligation shall be determined in accordance with GAAP.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Daily Term SOFR Base Rate" means, with respect to a Swing Line Loan, the greater of (a) zero and (b) the one-month Term SOFR rate quoted by the Agent from the Screen for the Business Day of such Swing Line Loan (such Business Day, the "Determination Date"). If as of 5:00 p.m. (New York time) on any Determination Date, the one-month Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date. For purposes of determining any interest rate hereunder or under any other Loan Document that is based on the Daily Term SOFR Base Rate, such interest rate shall change as and when the Daily Term SOFR Base Rate changes.

"Daily Term SOFR Rate" means, with respect to a Swing Line Loan, the sum of (a) the Daily Term SOFR Base Rate, plus (b) the Applicable Margin for Term SOFR Advances.

"Daily Term SOFR Advance" means a Swing Line Loan that, except as otherwise provided in Section 2.6, bears interest at the Daily Term SOFR Rate.

"Daily Simple SOFR" means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

"Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

"Early Opt-in Election" means, if the then-current Benchmark is the Term SOFR Base Rate, the joint election by the Agent and the Borrower to trigger a fallback from the Term SOFR Base Rate to the Benchmark Replacement, and a notification by the Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

"EBITDAR": For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, transportation equipment operating lease expense, depreciation and amortization, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains and gains from discontinuance of operations); and (b) similar non-operating losses during such period, provided, however, that gains or losses from sale of Revenue-Generating Capital Assets shall not be excluded from the determination of net income for purposes of calculation of EBITDAR. For purposes of calculating EBITDAR, if, during any period of determination, the Borrower or any Subsidiary shall have acquired or disposed of any Person or acquired all or substantially all of the operating assets of any Person or business unit or disposed of all or substantially all of the operating assets of any business unit of the Borrower or a Subsidiary, EBITDAR for such period shall be calculated after giving pro forma effect to such acquisition or disposition as if such transaction occurred on the first day of such period.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

"Event of Default": Any event described in Section 7.1.

"Excluded Swap Obligation' means, with respect to any Guarantor Subsidiary, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor Subsidiary of, or the grant by such Guarantor Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor Subsidiary's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Existing Letters of Credit": Certain letters of credit issued for the account of the Borrower identified on Schedule 1.1.1 hereof.

"Federal Funds Effective Rate" means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Fixed Charge Coverage Ratio": For any period of determination, the ratio of:

(a) EBITDAR minus the sum of (i) any Restricted Payments, (ii) 25% of Capital Expenditures (net of value received for trade-ins), and (iii) tax expenses of the Borrower and the Subsidiaries paid in cash, to

(b) the sum of (i) Interest Expense, (ii) transportation equipment operating lease expense and (iii) an amount equal to one-sixth of Total Liabilities bearing interest.

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate.

"GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

"Governmental Authority": The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

"Guaranties": Guaranties by the Guarantor Subsidiaries in the form provided by the Agent with the First Amendment of this Agreement, and all further guaranties delivered in accordance with Section 5.13 hereof, each as amended, modified or replaced from time to time.

"Guarantor Subsidiaries": Marten Transport Services, Ltd., a Delaware corporation, Marten Transport Logistics, LLC, a Delaware limited liability company, Marten Transport Holdings, Ltd., a Delaware corporation and each other Subsidiary of the Borrower that guaranties any material Indebtedness of the Borrower, including any public debt securities issued by the Borrower, and each successor thereof.

"Guarantor Transaction": Contribution of assets and businesses by the Borrower to the Guarantor Subsidiaries, resulting in (a) the Borrower owning all of the stock of Marten Transport Services, Ltd., and (b) Marten Transport Services, Ltd. owning all of the membership or other equity interest of Marten Transport Logistics, LLC and all of the stock of Marten Transport Holdings, Ltd.

"Holding Account": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

"Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

"Incremental Term Loan Facility" is defined in Section 2.29.

"Incremental Term Loans" is defined in Section 2.29.

"Indebtedness": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

"Interest Expense": For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

"Interest Period" means, with respect to a Term SOFR Advance, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)

any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period shall extend beyond the Termination Date; and

(d)	no tenor that has been removed from this definition pursuant to Section 2.23(b)(iv) may be available for selection by the Borrower.

"Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"Letter of Credit": An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

"Letter of Credit Fee": As defined in Section 2.18.

"Letter of Credit Sublimit": $30,000,000.

"Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

"Loan Date": The date of the making of any Loans hereunder.

"Loan Documents": This Agreement, the Notes, each Guaranty, each Letter of Credit Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or a Guarantor Subsidiary in connection with this Agreement, the Loans, the Letters of Credit or the Letter of Credit obligations, as amended from time to time.

"Loans": The Revolving Loans and the Swing Line Loans.

"Multiemployer Plan": A multiemployer plan, as such term is defined in Section 4001 (a) (3) of, ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

"Notes": The Revolving Notes and the Swing Line Note.

"Obligations": The Borrower's obligations, without duplication, in respect of the due and punctual payment of principal and interest on the Revolving Loans, Swing Line Loans and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred. Notwithstanding the foregoing, (i) 'Obligations', when applied to the debts, liabilities and obligations of a Guarantor Subsidiaries, shall not include Excluded Swap Obligations, (ii) any security interest in assets of Guarantor Subsidiaries shall be deemed not to secure Excluded Swap Obligations, and (iii) the Guaranty by Guarantor Subsidiaries shall be deemed not to guaranty Excluded Swap Obligations.

"OFAC' means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Patriot Act": The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

"PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

"Person": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

"Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

"Prohibited Transaction": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Agent in its reasonable discretion.

"Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof provided, however, that for purposes of this Agreement the following shall be deemed to be Regulatory Changes, regardless of the date enacted, adopted or issued: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by, or in accordance with the directives of, the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities in connection with such directives.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

"Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

"Required Banks": At any time, Banks holding more than 50% of the aggregate unpaid principal amount of the Revolving Loans or, if no Revolving Loans are at the time outstanding hereunder, Banks holding more than 50% of the Aggregate Revolving Commitment Amounts, provided, however, that at any time that there shall only be two Banks, Required Banks shall mean both of such Banks.

"Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

"Revenue-Generating Capital Assets": Assets of the Borrower or a Subsidiary consisting of rolling stock (tractors, trailers, intermodal units and related assets), and other assets that are leased to, or used directly to provide services to, customers of the Borrower or a Subsidiary, information technology hardware and software and real estate used to directly support revenue generation (including trucking terminals).

"Revolving Commitment": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

"Revolving Commitment Amount": With respect to a Bank, initially the amount set forth with respect to that Bank on Schedule 1.1.2, as the same may be (a) amended from time to time, (b) increased as provided in Section 2.29, or (c) reduced from time to time pursuant to Section 2.15.

"Revolving Commitment Fees": As defined in Section 2.17.

"Revolving Loan": The loans made by the Banks under Section 2.1(a).

"Revolving Note": A promissory note of the Borrower in the form of Exhibit A-1 hereto, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

"Revolving Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

"Sanctions": Sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

"Screen" has the meaning provided in the definition of Term SOFR Base Rate.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator’s Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Subordinated Debt": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Required Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Required Banks have approved as Subordinated Debt in a writing delivered by Required Banks to the Borrower on or prior to the Closing Date.

"Subsidiary": Any entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries. Each Guarantor Subsidiary shall be deemed at all times to be a Subsidiary, whether or not it shall meet or continue, at any time, to meet the foregoing requirements.

"Swap Obligation" means, with respect to any Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Line Bank" means U.S. Bank National Association, or its successor.

"Swing Line Commitment": With respect to the Swing Line Bank, the agreement of the Swing Line Bank to make Swing Line Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Swing Line Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

"Swing Line Commitment Amount": $0.

"Swing Line Loan": The loans made by the Swing Line Bank under Section 2.1(b).

"Swing Line Note": A promissory note of the Borrower in the form of Exhibit A-2 hereto, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

"Swing Line Participation Amount" is defined in Section 2.5(b).

"Termination Date": The earliest of (a) August 16, 2027, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.15 hereof.

"Term SOFR" means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

"Term SOFR Administrator" means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

"Term SOFR Administrator’s Website" means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

"Term SOFR Base Rate" means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the "Screen") for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the "Determination Date"). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

"Term SOFR Rate" means, for the relevant Interest Period, the sum of (a) the Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Margin, determined for the Interest Period of the Term SOFR Advance.

"Term SOFR Advance" means a Loan that, except as otherwise provided in Section 2.6, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

"Total Liabilities": At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrower and its Subsidiaries that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

"Total Outstandings": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate unpaid principal balance of the Swing Line Loans outstanding on such date, (c) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (d) the aggregate amount of Unpaid Drawings on such date.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unencumbered Excess Cash" means the excess of (a) assets of the Borrower identified as cash on the balance sheet of the Borrower prepared in accordance with GAAP, which may consist of assets described in Section 6.11(c), (d), (e), (f) and (g), over (b) $50,000,000.

"Unpaid Drawing": As defined in Section 2.12.

"Unrefunded Swing Line Loans" is defined in Section 2.5(b).

"Unused Revolving Commitment": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds such Bank's Revolving Percentage of the Total Outstandings on such date.

"U.S. Bank": U.S. Bank National Association in its capacity as one of the Banks hereunder.

Section 1.2         Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding.

Section 1.4 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or."

Section 1.5 Term SOFR Notification. The interest rate on Term SOFR Advances and Daily Term SOFR Advances is determined by reference to the Term SOFR Base Rate and Daily Term SOFR Base Rate, respectively, which is derived from Term SOFR. Section 2.23(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 2.23(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate and Daily Term SOFR Base Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.23(b), will have the same value as, or be economically equivalent to, the Term SOFR Base Rate or Daily Term SOFR Base Rate, as applicable. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2
TERMS OF THE CREDIT FACILITIES

Part A -- Terms of Lending

Section 2.1 The Commitments. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants of the Borrower herein, each Bank agrees, severally and not jointly, to make the following loans:

(a) On the terms and subject to the conditions hereof, each Bank severally agrees to make Revolving Loans to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Outstandings (after application of the Revolving Loan to pay an outstanding Swing Line Loan) to exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Base Rate Advances or Term SOFR Advances or any combination thereof.

(b) On the terms and subject to the conditions hereof, the Swing Line Bank severally agrees to make Swing Line Loans to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Swing Line Loan will be made in any amount which, after giving effect thereto, would cause the Total Outstandings to exceed the Aggregate Revolving Commitment Amounts, and provided, further that the total outstanding Swing Line Loans shall not exceed the Swing Line Commitment Amount. Swing Line Loans shall be Daily Term SOFR Advances. "During such time as there shall only be one Bank or there is more than one Bank and there is a Defaulting Bank, the Swing Line Bank shall not make Swing Line Loans, and all Loans shall be borrowed as Revolving Loans. If one or more other Banks are added, the Swing Line Bank shall, by notice to the Borrower, make Swing Line Loans available as promptly as practicable after addition of such other Banks. Availability of Swing Line Loans shall be suspended at such times as there is only one Bank.

Section 2.2 Procedure for Loans.

(a) Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 12:00 noon (Minneapolis time) two Business Days prior to the requested Loan Date if the Revolving Loans (or any portion thereof) are requested as Term SOFR Advances and not later than 3:00 p.m. (Minneapolis time) on the requested Loan Date if the Revolving Loans are requested as Base Rate Advances.

(b) Any request by the borrower for Swing Line Loans shall be in writing or by telephone and must be given so as to be received by the Swing Line Bank not later than 3:00 p.m., Minneapolis time, on the Loan Date of the requested Swing Line Loan, provided, however, that the Swing Line Bank and the Borrower may, from time to time, enter into mutually acceptable arrangements for notices of funding, funding and repayment of the Swing Line Loans under the Swing Line Bank's "sweep" program which may vary from the requirements of this paragraph and Section 2.21.

(c) Each request for Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Loan Date and after giving effect to the requested Loans the applicable conditions specified in Article 3 have been and will be satisfied. Each request for Loans hereunder shall specify (i) the requested Loan Date, (ii) the aggregate amount of Loans to be made on such date which shall be in a minimum amount of $100,000 or, if more, an integral multiple thereof, provided, however, that Swing Line Loans may be in any amount requested by the Borrower, (iii) whether Revolving Loans are to be funded as Base Rate Advances or Term SOFR Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of Term SOFR Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request absent manifest error.

(d) The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 2:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 p.m. (Minneapolis time) on the requested Loan Date the amount of the requested Revolving Loans. If the Agent does not receive funding from any Bank of its Revolving Percentage of any Revolving Loan by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan (but not including any funding losses with respect to such Revolving Loan that is a Term SOFR Advance), on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such non-funding Bank. Such Bank's obligations in respect of such funding are set forth in Section 2.30 hereof.

Section 2.3 Notes.

(a) The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect.

(b) The Swing Line Loans of the Swing Line Bank shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Bank in a principal amount equal to the Swing Line Commitment Amount originally in effect.

(c) Each Bank shall enter in its ledgers and records the amount of each Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Note or Notes a record of such Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Notes shall be the aggregate amount of all Loans made by the Banks less all payments of principal thereof made by the Borrower.

Section 2.4 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Revolving Loans into Base Rate Advances or Term SOFR Advances, or to continue a Term SOFR Advance as such; provided, however that a Term SOFR Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Term SOFR Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Term SOFR Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $100,000 or, if larger, in integral multiples of $100,000. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 12:00 noon (Minneapolis time) two Business Days prior to the requested date of conversion to, or continuation of, Term SOFR Advances and on the date of the requested conversion to Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Term SOFR Advances, and (ii) a Business Day in the case of continuations as or conversions to Term SOFR Advances and a Business Day in the case of conversions to Base Rate Advances), and (c) in the case of conversions to or continuations as Term SOFR Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Term SOFR Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto automatically be continued as Term SOFR Advance of the same type and the same Interest Period if Term SOFR Advances shall be available to the Borrower, otherwise such Advances shall be converted to Base Rate Advances. All conversions and continuation of Advances must be made uniformly and ratably among the Banks (e.g., when continuing a two-month Term SOFR Advance of one Bank to a three-month Term SOFR Advance, the Borrower must simultaneously continue all two-month Term SOFR Advances of all Banks having Interest Periods ending on the date of continuation as three-month Term SOFR Advances.)

Section 2.5 Refunding of Swing Line Loans.

(a) Swing Line Loans are only intended to be outstanding for a period of five (5) Business Days or less after the making thereof. To maintain compliance with this limitation, at any time permitted hereunder, the Borrower may request the Banks to make Revolving Loans which may be applied to repay the Swing Line Loans then outstanding. If the Borrower shall not make such requests in a timely manner, or upon occurrence and during continuance of a Default or Event of Default, the Swing Line Bank may, on behalf of the Borrower (which hereby irrevocably direct the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 12:00 noon, Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which shall be a Base Rate Advance), in an amount equal to such Bank's Revolving Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 2:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and shall immediately be applied by the Swing Line Bank to repay the Refunded Swing Line Loans.

(b) If, for any reason, Revolving Loans may not be (as determined by the Agent in its sole discretion), or are not, made pursuant to Section 2.5(a) to repay Swing Line Loans, then, effective on the date such Revolving Loans would otherwise have been made, each Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swing Line Loans ("Unrefunded Swing Line Loans") in an amount equal to the amount of Revolving Loans which would otherwise have been made by such Bank pursuant to Section 2.5(a). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation (the "Swing Line Participation Amount"), and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.

(c) Whenever, at any time after the Swing Line Bank has received from any Bank such Bank's Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.

(d) Each Bank's obligation to make the Loans referred to in Section 2.5(a) and to purchase participating interests pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in Article 3; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.6 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:

(a) Subject to paragraph (d) below and to Section 2.23, each Term SOFR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to Term SOFR Rate.

(b) Subject to paragraph (d) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Base Rate.

(c) Subject to paragraph (d) below and to Section 2.23, each Daily Term SOFR Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Daily Term SOFR Rate.

(d) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Required Banks, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.00%, or (ii) otherwise, at a rate per annum equal to the Prime Rate plus 2.00%.

(e) Interest shall be payable (i) with respect to each Term SOFR Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Term SOFR Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Base Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Advances, on the Termination Date; provided that interest under Section 2.6(d) shall be payable on demand.

Section 2.7 Repayment. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

Section 2.8 Prepayments.

(a) Mandatory Prepayments. If at any time Total Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrower shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Base Rate Advances and then to Term SOFR Advances in order starting with the Term SOFR Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrower shall be placed in the Holding Account.

(b) Optional Prepayments. The Borrower may prepay Base Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $100,000 or an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole or as required under Sections 2.8(a) or (b), the Borrower may pay Term SOFR Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this paragraph (c) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this paragraph (c) shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

Part B -- Terms of the Letter of Credit Facility

Section 2.9 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Letter of Credit Sublimit; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Outstandings to exceed the Aggregate Revolving Commitment Amounts.

Section 2.10 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 2:00 p.m., Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article 3 have been and will be satisfied. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

Section 2.11 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower. All Letters of Credit must expire not later than the Business Day preceding the Termination Date. No Letter of Credit may have a term longer than twelve months (except for standard "evergreen" Letters of Credit containing automatic extension provisions in form acceptable to the Agent).

Section 2.12 Agreement to Repay Letter of Credit Drawings. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, it shall honor such drawing and provide Borrower with a notice of such drawing. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes does not conform to the requirements of the Letter of Credit, it shall notify the Borrower of such fact and, if Agent nevertheless is authorized to honor such draw by the Borrower, the Agent may honor such nonconforming draw, provided, however, if a Default has occurred and is continuing, the Agent may do so only with the consent of all of the Banks. The Borrower shall reimburse the Agent by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Agent for the full amount of such drawing by 10:00 a.m. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.14 or out of funds available in the Holding Account, is an "Unpaid Drawing."

Section 2.13 Obligations Absolute. The obligation of the Borrower under Section 2.12 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.16 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit;

(b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

(i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Section 2.14 Existing Letters of Credit. The Existing Letters of Credit shall be deemed for all purposes to have been issued under this Agreement and shall constitute "Letters of Credit" under this Agreement.

Part C – General

Section 2.15 Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments. The Borrower may, at any time, upon not less than two Business Days prior written notice to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than two Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.27 and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder.

Section 2.16 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make a Revolving Loan (as a Base Rate Advance) to the Borrower in an amount equal to such Bank's Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article 3 hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article 3 shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus two percent (2.00%). If for any reason any Bank is unable to make a Revolving Loan to the Borrower to reimburse the Agent for an Unpaid Drawing, then such Bank shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank's Revolving Percentage of the Unpaid Drawing.

Section 2.17 Revolving Commitment Fee. The Borrower shall pay to the Agent for the account of each Bank fees (the "Revolving Commitment Fees") in an amount determined by applying the Applicable Commitment Fee Percentage to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each fiscal quarter and on the Termination Date.

Section 2.18 Letter of Credit Fees, Letter of Credit Default Fees and Administrative Fees. For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by multiplying the Applicable Letter of Credit Fee Percentage by the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition, upon occurrence of any Event of Default, the Borrower shall pay to the Agent for the account of the Banks a fee in an amount determined by applying the rate of 2.00% per annum (the "Letter of Credit Default Fee") to the face amount of the Letter of Credit for the period from the date of such Event of Default to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit, and a fronting fee for each Letter of Credit issued equal to 0.125% of the stated amount of the Letter of Credit as of the date of issuance, provided, that such fee shall be suspended and not payable at any time that there is only one Bank.

Section 2.19 [Intentionally omitted].

Section 2.20 Computation. Revolving Commitment Fees, Letter of Credit Fees, Letter of Credit Default Fees and interest on Advances shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days, provided, that interest that is determined with reference to the Alternate Base Rate shall be computed on the basis of actual days elapsed and a year of 365 or 366 days.

Section 2.21 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 p.m. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest, Revolving Commitment Fees and Letter of Credit Fees received, by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.22 Use of Loan Proceeds. The proceeds of the Loans shall be used for the Borrower's general business and working capital purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

Section 2.23 Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.

(a)

Availability of Term SOFR Advances and Daily Term SOFR Advances. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 2.23(b), if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent that the Required Banks have determined, that:

(i)

for any reason in connection with any request for a Term SOFR Advance or a Daily Term SOFR Advance or a conversion or continuation thereof that the Term SOFR Base Rate for any requested Interest Period with respect to a proposed Term SOFR Advance or a Daily Term SOFR Advance does not adequately and fairly reflect the cost to such Banks of the funding such Loans, or

(ii)

the interest rate applicable to Term SOFR Advances or Daily Term SOFR Advances for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, or does not adequately and fairly reflect the cost of making or maintaining Term SOFR Advances or Daily Term SOFR Advances, then the Agent shall suspend the availability of Term SOFR Advances and Daily Term SOFR Advances and require any affected Term SOFR Advances and Daily Term SOFR Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

(b)	Benchmark Replacement.

(i)

Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a "Loan Document" for purposes of this Section 2.23(b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(ii)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.23(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23(b).

(iv)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Base Rate, Term SOFR or the Daily Term SOFR Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)

Benchmark Unavailability Period. Upon notice to the Borrower by the Agent of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.23(b), the Borrower may revoke any request for a Term SOFR Advance or Daily Term SOFR Advance , or any request for the conversion or continuation of a Term SOFR Advance or Daily Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.24 Increased Cost. If any Regulatory Change:

(a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Term SOFR Advances, its Note or its obligation to make Term SOFR Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Term SOFR Advances or any other amounts due under this Agreement in respect of its Term SOFR Advances or its obligation to make Term SOFR Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Term SOFR Advance any such requirement to the extent included in calculating the applicable Term SOFR Base Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or against Letters of Credit issued by the Agent or shall impose on any Bank (or its Applicable Lending Office) or the interbank eurodollar market any other condition affecting its Term SOFR Advances, its Note or its obligation to make Term SOFR Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Term SOFR Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period. Each of the Banks agrees that, as promptly as practicable after becoming aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under this Section 2.24, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, take reasonable measures to reduce any additional amounts that would otherwise be payable to such Bank pursuant to this Section 2.24.

Section 2.25 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Term SOFR Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Term SOFR Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Term SOFR Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.27.

Section 2.26 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or Advances and/or any Letters of Credit or any Bank's obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error. Each of the Banks agrees that, as promptly as practicable after becoming aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under this Section 2.26, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, take reasonable measures to reduce any additional amounts that would otherwise be payable to such Bank pursuant to this Section 2.26.

Section 2.27 Funding Losses; Term SOFR Advances. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Term SOFR Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Term SOFR Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Term SOFR Advance, or a conversion pursuant to Section 2.4 or Section 2.25, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

Section 2.28 [Intentionally Omitted].

Section 2.29 Accordion Feature. The Borrower may, from time to time, increase the Aggregate Revolving Commitment Amount hereunder, or add a term loan facility (a "Incremental Term Loan Facility") and term loans ("Incremental Term Loans") by giving notice to the Agent, specifying the dollar amount of the increase (which shall be in an integral multiple of $5,000,000, and which shall not result in the sum of the Aggregate Revolving Commitment Amount and the Incremental Term Loan Facility hereunder exceeding $100,000,000); provided, however, that an increase in the Aggregate Revolving Commitment Amount and addition of an Incremental Term Loan Facility hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing. The Borrower may increase the Aggregate Revolving Commitment Amount by either increasing a Revolving Commitment Amount with an existing Bank or obtaining a Revolving Commitment from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld. The Borrower may add the Incremental Term Loan Facility with an existing Bank or obtaining a commitment to the Incremental Term Loan Facility from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld. The Borrower, the Agent and each Bank or other financial institution that is increasing its Revolving Commitment Amount, extending a new Revolving Commitment or adding an Incremental Term Loan Facility shall enter into an amendment to this Agreement setting forth the amounts of the Revolving Commitment Amount, as so increased, providing that any new financial institution extending a new Revolving Commitment shall be a Bank for all purposes under this Agreement and in the case of the Incremental Term Loan Facility, setting forth the amount and adding provisions appropriate for the Incremental Term Loans, including maturities and amortization, if applicable. No such amendment shall require the approval or consent of any Bank who is not involved in the increase to the Revolving Commitment Amount or the Incremental Term Loan Facility and no Bank shall be required to increase its Revolving Commitment Amount or enter into an Incremental Term Loan Facility unless it shall so agree in writing. Upon the execution and delivery of such amendment as provided above, this Agreement shall be deemed to be amended accordingly and, in the instance of an increase to the Revolving Commitments, the Agent shall adjust the funded amount of the Revolving Loans of the Banks so that each Bank (including the Banks with new or increased Revolving Commitment) shall hold their respective Revolving Percentages (as amended by such amendment) of the Revolving Loans outstanding and the unfunded Revolving Commitment Amount (and each Bank shall so fund any increased amount of Advances), and shall participate in the Letter of Credit obligations and have obligations to participate in Unrefunded Swing Line Loans in their respective Revolving Percentages (as amended by such amendment).

Section 2.30 Late Funding by Banks. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, or if a Bank is required to fund a Swing Line Participation Amount under Section 2.5(b) or a risk participation in an Unpaid Drawing under Section 2.16 and fails to so fund by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds Rate (or if such funds are received by the Agent more than five (5) Business Days after such required funding interest at the rate then applicable to Revolving Loans) from the date of such funding requirement to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the amount of such funding. If such Bank pays the Agent the amount herein required with interest as provided above, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan, Swing Line Loan or Letter of Credit in question accruing during the period from the relevant funding by the Agent through funding by such Bank.

ARTICLE 3
CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Transaction. The making of the initial Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

(a) Documents. The Agent shall have received the following in sufficient counterparts (except for the Revolving Notes and the Swing Line Note) for each Bank:

(i) The Notes payable to each Bank (including the Swing Line Bank) executed by a duly authorized officer (or officers) of the Borrower.

(ii) An acknowledgment by each Guarantor that their Guarantees continue to apply to this Agreement and the Notes.

(iii) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the Bylaws of the Borrower with all amendments thereto.

(iv) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

(v) An opinion of counsel to the Borrower, addressed to the Agent and the Banks, in substantially the form of Exhibit C.

Section 3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Banks to make any Loan hereunder (including the initial Loans) and of the Agent to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article 4 shall be true and correct on and as of the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

(c) Notices and Requests. The Agent shall have received the Borrower's request for such Loan as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.10.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

Section 4.1         Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. Each Subsidiary is a corporation or a limited liability company duly incorporated or organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing or good status as a foreign corporation or limited liability company in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

Section 4.2         Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3         No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or result in the creation of any Lien thereunder. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Section 4.4         Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or its Subsidiaries to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 4.5         Financial Statements and Condition. The Borrower's audited consolidated financial statements as at December 31, 2021 and its unaudited financial statements as at June 30, 2006, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2021, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

Section 4.6         Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

Section 4.7         Environmental, Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which could reasonably be expected to impose a material liability on the Borrower or a Subsidiary or to require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. The Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Section 4.8         ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's accumulated benefit obligations did not exceed the fair market value of such Plan's assets by more than $50,000.

Section 4.9         Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower. For such purpose, margin stock owned by the Borrower shall be deemed not to include shares of its own stock redeemed by the Borrower that are cancelled and constitute authorized and unissued shares.

Section 4.10         Title to Property; Leases; Liens; Subordination. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements except as allowed under Section 6.2). None of such properties is subject to a Lien, except as allowed under Section 6.14. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.11         Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

Section 4.12         Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13         Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

Section 4.14         Force Majeure. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15         Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16         Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees in an aggregate amount exceeding $50,000.

Section 4.17 Subsidiaries. The Borrower's Subsidiaries are listed on Schedule 4.17.

Section 4.18 Anti-Corruption Laws; Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to facilitate compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).

ARTICLE 5
AFFIRMATIVE COVENANTS

Until any obligation of the Banks hereunder to make the Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Required Banks shall otherwise consent in writing:

Section 5.1         Financial Statements and Reports. The Borrower will furnish to the Banks:

5.1(a)    As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants, provided, however, that to the extent that the foregoing information and certifications are included in the Borrower's timely-filed form 10K filed with the Securities and Exchange Commission ("SEC") and available to the Bank on the SEC's internet site, the delivery requirement of this paragraph shall be deemed satisfied.

5.1(b)     As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders' equity for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements), provided, however, that to the extent that the foregoing information and certifications are included in the Borrower's timely-filed form 10Q filed with the SEC and available to the Bank on the SEC's internet site, the delivery requirement of this paragraph shall be deemed satisfied.

5.1(c)     As soon as practicable and in any event within (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year and (ii) 90 days after the end of the last fiscal quarter of each fiscal year, the following: (1) a Compliance Certificate demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with the financial covenants of this Agreement as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, and (2) the internal financial analysis prepared by the Borrower, including information reasonably satisfactory in scope to the Required Banks.

5.1(d)     [Intentionally omitted].

5.1(e)     As soon as practicable and in any event within 120 days after the beginning of each fiscal year of the Borrower, statements of forecasted consolidated income for the Borrower and the Subsidiaries for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions, as at the end of such fiscal year, all in reasonable detail and reasonably satisfactory in scope to the Required Banks.

5.1(f)     Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

5.1(g)     Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction which could reasonably be expected to result in a material excise tax or civil penalty payable directly or indirectly by the Borrower or otherwise have a material adverse effect, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

5.1(h)     From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

5.1(i) Upon request of any Bank (i) information and documentation reasonably requested by Bank for purposes of compliance with applicable 'know your customer' requirements under the PATRIOT Act or other applicable anti-money laundering laws, and (ii) if the Borrower qualifies as a 'legal entity customer' under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

Quarterly financial statements (Section 5.1(b)) and Compliance Certificates (Section 5.1(c)) may be signed by the Borrower's chief financial officer, chief operating officer, or president.

Section 5.2         Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its existence in good standing under the laws of its jurisdiction of incorporation or organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

Section 5.3         Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. Such insurance policies may be subject to deductibles and self-insurance as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

Section 5.4         Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

Section 5.5         Inspection. The Borrower shall permit any Person designated by the Agent or any Banks to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or any such Bank may designate. So long as no Event of Default exists, the expenses of the Agent or any such Bank for such visits, inspections and examinations shall be at the expense of the Agent or any such Bank, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

Section 5.6         Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order (ordinary wear and tear excepted), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7         Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8         Compliance.

(a)         The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary taken as a whole and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

(b)         The Borrower will provide such information and take such actions as are reasonably requested by the Agent or any Bank in order to assist the Agent and the Banks in maintaining compliance with the Patriot Act."

"(c) The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with anti-money laundering laws and regulations."

Section 5.9         Notice of Litigation. The Borrower will give prompt written notice to the Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

Section 5.10         ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(1) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.11         Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

Section 5.12         Operating Accounts. The Borrower shall maintain all of its and its Subsidiaries' material operating accounts (e.g., checking accounts, savings and investment accounts, cash management accounts) with U.S. Bank or its affiliates.

"Section 5.13 Additional Guarantor Subsidiaries. If any Subsidiary becomes a Guarantor Subsidiary at any time and has not executed and delivered a Guaranty, the Borrower shall cause such Guarantor Subsidiary to execute and deliver a Guaranty together with additional documentation pertaining to such Guaranty (including approval resolutions) reasonably requested by the Agent."

ARTICLE 6
NEGATIVE COVENANTS

Until any obligation of the Banks hereunder to make the Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Required Banks shall otherwise consent in writing:

Section 6.1         Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, (a) any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary if the Borrower or such wholly-owned Subsidiary is the surviving entity; and (b) the Borrower or any Subsidiary wholly-owned by the Borrower may merge, consolidate or enter into an analogous reorganization with another Person so long as the Borrower or the wholly-owned Subsidiary is the continuing or surviving entity and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default will exist.

Section 6.2         Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse, but for the avoidance of doubt, excluding any disposition or other such action with respect to cash or cash equivalents (described in Sections 6.11(b)-(g)) not otherwise prohibited under this Agreement or enter into any agreement to do any of the foregoing, except:

6.2(a)      dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

6.2(b)      the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

6.2(c)      other dispositions of property during each fiscal year of the Borrower which, in the aggregate, either (i) did not contribute more than 10% of the consolidated net income of the Borrower and its Subsidiaries (before extraordinary gains or losses) for any of the three most recently ended fiscal years, or (ii) did not constitute more than 5% of the total consolidated assets of the Company and its Subsidiaries as shown on its balance sheet as at the end of its most recent prior fiscal year.

6.2(d) transfer of assets and businesses to any Guarantor Subsidiary or the Borrower.

This Section shall not be deemed to restrict redemption by the Borrower of its own stock (which is governed by Section 6.7) or issuance by the Borrower of any equity securities.

Section 6.3         Plans. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plans assets by more than $500,000.

Section 6.4         Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof, or to enter into any new lines of business other than those engaged in at the date hereof except for any change in the nature of the business or entrance into any new lines of business relating to the implementation of the Guarantor Transaction.

Section 6.5         Subsidiaries. After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to, form or acquire any Person which would thereby become a Subsidiary except for formation or acquisition of a Subsidiary that becomes a Guarantor Subsidiary.

Section 6.6         Negative Pledges; Subsidiary Restrictions. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Banks. Except for this Agreement, the Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (b) make loans or other cash payments to the Borrower.

Notwithstanding the above, in the event that the Borrower or any Subsidiary creates or assumes any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by Section 6.14, the Borrower will make or cause to be made effective provisions whereby the Obligations hereunder will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured.

Section 6.7         Restricted Payments. The Borrower will not make any Restricted Payments (a) exceeding $150,000,000 during any fiscal year of the Borrower, or (b) if any Default or Event of Default shall have occurred and continued hereunder.

Section 6.8         Accounting Changes and Management Changes. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary. The Borrower will provide to the Agent written notice of any change of management of the Borrower.

Section 6.9         Capital Expenditures. The Borrower will not, and will not permit any Subsidiary, to, make Capital Expenditures for assets that are not Revenue-Generating Capital Assets in an amount exceeding $25,000,000 on a consolidated basis in any fiscal year.

Section 6.10         Subordinated Debt. The Borrower will not, and will not permit any Subsidiary to (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.11         Investments. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

6.11(a)      Investments existing on the date of this Agreement.

6.11(b)      Reasonable travel advances to management personnel, employees and sales agents and representatives in the ordinary course of business.

6.11(c)      Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

6.11(d)      Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent.

6.11(e)      Commercial paper given the highest rating by a nationally recognized rating service.

6.11(f)      Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America.

6.11(g)      Other readily marketable Investments in debt securities which are reasonably acceptable to the Required Banks.

6.11(h)      Notes, chattel paper or other forms of seller-financed installment sales of tractors and trailers in the ordinary course of business and permitted by Section 6.2(c) which in the aggregate does not exceed $3,000,000 at any time (valued at the outstanding principal amount plus accrued interest as of the date of any determination).

6.11(i)      Any other Investment, including acquisitions of real estate and equipment not in the ordinary course of business, if the aggregate consideration therefor does not exceed $3,000,000.

6.11(j)      [Intentionally omitted].

6.11(k)     The transfer of assets and businesses to the Guarantor Subsidiaries in exchange for the equity interests of the Guarantor Subsidiaries (held as provided in the definition of 'Guarantor Transaction') as part of the Guarantor Transaction and the subsequent holding of such equity interests.

6.11(l)      Redemption by the Borrower of shares of its own stock to the extent permitted by Section 6.7.

6.11(m)    Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods (other than tractors or trailers) and services in the ordinary course of business.

6.11(n)     Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business.

6.11(o)   Investments in other Persons, the intent of which is to acquire assets to be used in the business of the Borrower or the applicable Subsidiary (including the existing business of the Borrower or the applicable Subsidiary and any related business or extension of such business) and Investments constituting the acquisition of such assets, in each case to the extent immediately after giving effect thereto no Default or Event of Default would exist.

6.11(p)     Investments in Subsidiaries, partnerships and joint ventures that shall become Guarantor Subsidiaries by the Borrower and other Subsidiaries.

6.11(q)     Investments evidenced by agreements constituting interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

Section 6.12         Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

6.12(a)      The Obligations.

6.12(b)      current liabilities, other than for borrowed money, incurred in the ordinary course of business.

6.12(c)      Indebtedness disclosed on Schedule 6.12 hereto, but not including any extension or refinancing thereof.

6.12(d)      Without duplication of Indebtedness under Section 6.12(c), Indebtedness secured by Liens permitted by Section 6.13(c) hereof.

6.12(e)      Indebtedness owed by the Borrower to any Affiliate that arises in the ordinary course of the Borrower's business.

6.12(f)    Indebtedness of the Guarantor Subsidiaries consisting of Contingent Obligations arising under the Guaranties.

6.12(g) Indebtedness of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes.

6.12(h) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business.

6.12(i)    intercompany advances from time to time owing by any Subsidiary to Borrower or another Subsidiary or by Borrower to a Subsidiary in the ordinary course of business to finance working capital needs.

6.12(j) Indebtedness of a Subsidiary of Borrower acquired pursuant to a acquisition (or a similar Investment permitted by Section 6.11(o)) or Indebtedness of an entity assumed at the time of a acquisition of or such other Investment in such entity), in each instance, other than revolving credit facilities or commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition, to the extent such acquisition would not cause a Default or Event of Default.

6.12(k) Indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations.

6.12(l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

6.12(m) Indebtedness arising under guaranties made in the ordinary course of business of obligations of Borrower or any Subsidiary which obligations are otherwise permitted hereunder.

Section 6.13       Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

6.13(a)     Any Liens which may hereafter be granted to the Agent and the Banks to secure the Obligations.

6.13(b)     Liens existing on the date of this Agreement and disclosed on Schedule 6.13 hereto.

6.13(c)     Liens securing Indebtedness which, at the time of determination, does not exceed an amount equal to (i) 15% of consolidated net worth of the Borrower and its Subsidiaries, less (ii) the sum of (1) the Indebtedness of the Borrower which is secured by a Lien and (2) the Indebtedness of any Subsidiary, excluding Indebtedness of any Subsidiary owed to the Borrower or any wholly-owned Subsidiary of the Borrower.

6.13(d)     Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.

6.13(e)     Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

6.13(f)     Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

6.13(g)      Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, appeal, performance or other similar bonds.

6.13(h)     Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

6.13(i)      Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

6.13(j)      Purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into by the Borrower in the ordinary course of business.

6.13(k) Liens on policies of insurance securing only Indebtedness permitted under 6.12(l) incurred to pay the premium on such policies.

Section 6.14       Contingent Liabilities. The Borrower will not, and will not permit any Subsidiary to, be or become liable on any Contingent Obligations, except Contingent Obligations existing on the date of this Agreement and described on Schedule 6.15, or which, if deemed to be Indebtedness, would not cause a Default or Event of Default under any other covenant contained in this Article 6 and except for Contingent Obligations arising under the Guaranties.

Section 6.15       Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date to be less than 1.50 to 1.00.

Section 6.16         Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date to be more than 3.00 to 1.00.

Section 6.17         Use of Proceeds.

(a) The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, except, that if permitted by other provisions of this Agreement including Section 6.7, the Borrower may repurchase and hold its own stock, provided that at no time shall the value of such repurchased and held stock exceed 25% of the value of all assets of the Borrower that are subject to the restriction on transfer in Section 6.2 or the restriction on Liens in Section 6.13, or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board. For purposes of the foregoing, upon request of the Agent or any Bank, the Borrower shall determine the value of the repurchased and held stock and its other assets and so notify the Agent or the Bank. If the Agent shall disagree with the Borrower's method of determination of such values, it shall so notify the Borrower and the Borrower and the Agent shall negotiate a reasonable method of valuation that shall comply with the requirements of Regulation U. For purposes of the foregoing, shares of stock that are redeemed by the Borrower and cancelled and constitute authorized and unissued shares shall not be deemed to be margin stock owned by the Borrower or repurchased and held stock.

(b) The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its Subsidiaries will endeavor to ensure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

ARTICLE 7
EVENTS OF DEFAULT AND REMEDIES

Section 7.1         Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1(a)    The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation, required to be made to the Agent or any Bank pursuant to this Agreement.

7.1(b)    Any representation or warranty made by or on behalf of the Borrower, any Subsidiary or any Affiliate in this Agreement or any other Loan Document or by or on behalf of the Borrower, any Subsidiary or any Affiliate in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

7.1(c)     The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article 6 hereof.

7.1(d)     The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

7.1(e)     The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

7.1(f)     Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

7.1(g)     Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 60 days undismissed.

7.1(h)     A judgment or judgments for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

7.1(i)    The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $7,500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

7.1(j)     Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

7.1(k)    Any Change of Control shall occur.

7.1(l) Any Guaranty shall not be, or shall cease to be, binding and enforceable in accordance with its terms, or any Guarantor Subsidiary shall fail to comply with the terms thereof or shall contest, disavow or revoke, or attempt to disavow or revoke, its Guaranty.

Section 7.2         Remedies. If (a) any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Required Banks, the Agent shall take any of the following actions so requested: (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Required Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3         Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Agent to such effect, the Agent, each such Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived. Each of the Agent and the Banks agrees to notify the Borrower promptly after any such setoff and application.

ARTICLE 8
THE AGENT

The following provisions shall govern the relationship of the Agent with the Banks.

Section 8.1         Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

Section 8.2         Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

Section 8.3         Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 8.4         Loan Documents. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 8.5         U.S. Bank and Affiliates. With respect to its Commitments and the Loans made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

Section 8.6         Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 8.7         Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 8.8         Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

Section 8.9         Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

Section 8.10         Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrower on the Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage (except for payments of the Swing Line Notes, which shall be paid to the Swing Line Bank). After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for application on the Revolving Notes; (c) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; and (d) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit, provided, however, that if any Bank shall not have funded its Swing Line Participation Amount, as provided in Section 2.5(b), or funded a required purchase of a risk participation in an Unpaid Drawing as provided in Section 2.16, any amounts otherwise payable to such Bank in accordance with this Section shall be applied to such funding requirements prior to any payment being made to such Bank.

Section 8.11         Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Revolving Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Revolving Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Revolving Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

Section 8.12         Resignation. If at any time U.S. Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Required Banks in consultation with the Borrower may appoint a successor Agent.

ARTICLE 9
MISCELLANEOUS

Section 9.1         Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Required Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

9.1(a)     Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

9.1(b)     Increase the amount or extend the time of any Revolving Commitment of any Bank, except as provided in Section 2.29 or with the consent of all of the Banks; or

9.1(c)      Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

9.1(d)     Amend the definition of Required Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

9.1(e)     Amend any of the foregoing Sections 9.1(a) through (d) or this Section 9.1(e) without the consent of all the Banks; or

9.1(f)     Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

9.1(g)    Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

Section 9.2         Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 9.3         Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 9.4         Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article 2 hereof shall be deemed to have been given only when received by the Agent or such Bank.

Section 9.5         Taxes. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

Section 9.6         Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Documents without the prior written consent of all the Banks. Each Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion (in a minimum amount of $10,000,000) of its Revolving Commitments, the Revolving Loans and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"); provided, however, that a Bank may dispose of a Transferred Interest only with the consents of the Agent and the Borrower (which consents shall not be unreasonably withheld) and only upon payment to the Agent by the Banks party to such disposition of a processing and recording fee in the amount of $3,000 for each party. Notwithstanding the preceding sentence, a Bank may dispose of a Transferred Interest without consent of the borrower if an Event of Default has occurred and is continuing. The Borrower agrees that each Transferee shall be entitled to the benefits of this Agreement with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of such Bank hereunder and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by any Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under Section 7.3 as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower and (b) such Bank shall not in connection with selling any such participation condition such Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (i) any reduction in the amount of any principal of, or the amount of or rate of interest on, any Revolving Note or Advance in which such participation is sold, (ii) any postponement of the date fixed for any payment of principal of or interest on any Revolving Note or Advance in which such participation is sold, or (iii) the release of any guaranty. No Bank shall be permitted to enter into any assignment or participation with any Transferee who is not a United States Person unless such Transferee represents and warrants to such Bank that, as at the date of such assignment of participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Transferee executes and delivers to such Bank on or before the date of execution and delivery of documentation of such participation or assignment, a United States Internal Revenue Service Form W8-BEN or W-8ECI, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all federal income taxes. A "United States Person" means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States federal income taxes or other taxes on payment of interest, principal or fees hereunder.

Section 9.7         Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

Section 9.8         Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 9.9         Consent to jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 9.10         Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11         Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

Section 9.12         Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)         by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b)         by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

Section 9.13         Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 9.14         Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 9.15         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 9.16         Existing Agreement. Effective upon satisfaction of all of the conditions precedent set forth in Article 3, this Agreement shall be deemed to amend and restate in its entirety the Existing Agreement. Any Loans made under the Existing Agreement shall be deemed to be Loans hereunder and the Agent shall promptly allocate such Loans to the Banks hereunder in accordance with the terms of this Agreement.

Section 9.17         Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

MARTEN TRANSPORT, LTD.,
as Borrower

By:	/s/ James J. Hinnendael
James J. Hinnendael
Executive Vice President and
Chief Financial Officer

129 Marten Street
Mondovi, Wisconsin 54755
Attention: Mr. James J. Hinnendael
Executive Vice President and
Chief Financial Officer
Fax: (715) 926-4530
Telephone: (715) 926-4216

(Signature Page to Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Eric Herm
Eric Herm
Assistant Vice President

800 Nicollet Mall
Mail Code BC-MN-H03N
Minneapolis, MN 55402
Attention: Eric Herm
Telephone: (612) 505-4960

(Signature Page to Credit Agreement)

Exhibit A-1

REVOLVING NOTE

$30,000,000	August 16, 2022

FOR VALUE RECEIVED, MARTEN TRANSPORT, LTD., a Delaware corporation, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the "Bank") at the main office of U.S. Bank National Association, as Agent for the Bank, at 800 Nicollet Mall, Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date, the principal amount of THIRTY MILLION DOLLARS ($30,000,000) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Bank under the Credit Agreement, and to pay interest in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement, computed as set forth in the Credit Agreement.

This note is one of the Revolving Notes referred to in the Credit Agreement dated as of August 16, 2022 (as the same has been and may hereafter be amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank, the other banks named therein and the Agent. This note is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

MARTEN TRANSPORT, LTD.

By:
James J. Hinnendael
Title: Executive Vice President and
Chief Financial Officer

Exhibit A-2

SWING LINE NOTE

$__________	_________, 20__
Minneapolis, Minnesota

FOR VALUE RECEIVED, MARTEN TRANSPORT, LTD., a Delaware corporation, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the "Bank") at the main office of the Bank at 800 Nicollet Mall, Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date, the principal amount of ____________ DOLLARS ($________) or, if less, the aggregate unpaid principal amount of the Swing Line Loans made by the Bank under the Credit Agreement, and to pay interest in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement, computed as set forth in the Credit Agreement.

This note is the Swing Line Note referred to in the Credit Agreement dated as of August 16, 2022 (as the same has been and may hereafter be amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank, the other banks named therein and the Agent. This note is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

MARTEN TRANSPORT, LTD.

By:

Its:

Exhibit B

Form of Compliance Certificate

To:	The Agent and Banks party to the Credit
Agreement described herein

U.S. Bank National Association

800 Nicollet Mall

Minneapolis, MN 55402

Attention: Eric M. Herm

Re:	Compliance Certificate as of ______, 20__.

Ladies/Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 16, 2022 (as amended from time to time, the "Credit Agreement"), among MARTEN TRANSPORT, LTD. (the "Borrower"), the Banks named therein and U.S. BANK NATIONAL ASSOCIATION, as Agent (the "Agent"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement. This letter is intended to be a Compliance Certificate under the Credit Agreement.

As required pursuant to Section 5.1(c) of the Credit Agreement, the Borrower hereby certifies that as of _____________, 20__ (the "Statement Date"), the following is true, correct and accurate in all respects:

1. The financial statements and internal financial analysis submitted herewith are true, correct and complete.

2. No Default and no Event of Default, has occurred and is continuing, except as described on a separate attachment to this Certificate. The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to such condition or event.

3. Covenant compliance is demonstrated as follows:

Section 6.16 Fixed Charge Coverage Ratio. (calculated for period of four consecutive fiscal quarters ending on the Statement Date):

EBITDAR:	$__________
minus Restricted Payments:	$__________
minus 25% of Capital Expenditures (net
of trade-ins):	$__________
minus tax expenses paid in cash:	$__________

Total:	$___________
to

Interest Expense:	$__________
plus operating lease expense for
transportation equipment:	$__________
plus 1/6 x Total Liabilities bearing interest:	$__________

Total:	$___________

Ratio:	____ to 1.00

Required: not less than 1.50 to 1.00.

Section 6.17 Cash Flow Leverage Ratio. (calculated for period of four consecutive fiscal quarters ending on the Statement Date):

Capitalized Lease Obligations:	$__________
plus Total Liabilities bearing
interest (as of last day of period):	$__________
plus stated amount of Letters of Credit
(as of the last day of period):	$__________
plus 6 x transportation equipment operating
lease expense:	$___________
minus Unencumbered Excess Cash:	$__________

Total:	$___________

to

EBITDAR:	$___________

Ratio:	____ to 1.00

EBITDAR is calculated as follows:

EBITDAR:

Consolidated Net Income:	$
plus, to the extent deducted in determining
Consolidated Net Income:
income taxes:	$
Interest Expense:	$
transportation equipment operating
lease expense:	$
depreciation:	$
amortization:	$

plus or minus other non-operating gains or losses:	$
(not including gains or losses from the sale of
Revenue-Generating Capital Assets)

Total:	$

MARTEN TRANSPORT, LTD.

By:
James J. Hinnendael
Title: Executive Vice President and
Chief Financial Officer

Exhibit C

Form of Legal Opinion

August 16, 2022

To the Financial Institutions

Party to the Credit Agreement

Referred to Below

and U.S. Bank National Association, as Agent

800 Nicollet Mall

Mail Code BC-MN-H03

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We have acted as counsel to Marten Transport, Ltd., a Delaware corporation, as the borrower (the “Borrower”), in connection with its execution, delivery, and performance under the following documents:

(i)         that certain Credit Agreement, dated as of August 16, 2022, entered into by and among the Borrower, the lenders party thereto (the “Banks”), and U.S. Bank National Association, as agent (the “Agent”) for the Banks (the “Credit Agreement”); and

(ii)         those certain Revolving Notes, each dated as of August 16, 2022, made by the Borrower in favor of each of the Banks (the “Revolving Notes”).

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Credit Agreement; and (ii) the Revolving Notes (the aforementioned documents are collectively referred to herein as the “Loan Documents”).

In rendering our opinions herein, we have examined the certificate of incorporation and bylaws of the Borrower as in effect on the date hereof. We also have examined such certificates of public officials, including certain certificates of good standing and certificates relating to foreign qualifications, corporate documents and records and other certificates, opinions and instruments, and have made such other investigation, as we have deemed necessary in connection with this opinion. As to questions of fact relevant to this opinion, without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party as to factual matters thereto and have relied upon certificates of officers of the Borrower and written statements of certain public officials.

In rendering this opinion, we have assumed:

(a)         the genuineness of all signatures, the legal capacity of all natural Persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or photostatic copies; and

(b)         that each of the Loan Documents has been duly executed and delivered by each of the parties thereto other than the Borrower, and that each of such parties other than the Borrower has the corporate power and authority to enter into and perform such Loan Documents.

We also wish to advise you of the following:

A.         We are specifically providing no opinion regarding whether (1) franchise, income, sales, gross receipts, profits or other like taxes are payable in the State of Minnesota by any party that may seek to enforce the Loan Documents against the Borrower (an “Enforcing Party”) under Minnesota law or in Minnesota courts; or (2) an Enforcing Party is required to file a business activity report pursuant to Minnesota Statutes Section 290.371 (“Business Activity Report”). Failure to comply with the Business Activity Report requirement, if applicable, prevents an out-of-state entity from using the courts in Minnesota for all contracts executed at any time before the end of the period for which the entity failed to file such required report and the entity does not have cause of action on which it may bring suit in the State of Minnesota. If the entity subsequently files the report and pays all taxes, interest and civil penalties due, the courts in which the issues arise must excuse non-compliance with the Business Activity Report filing requirement.

B.         No foreign corporation may transact business in the State of Minnesota unless it holds a Certificate of Authority to do so. Without excluding other activities which may not constitute transacting business in the State of Minnesota, a foreign corporation shall not be considered to be transacting business in the State of Minnesota solely by reason of the corporation making, participating in or investing in loans or creating, as borrower or lender, or otherwise acquiring indebtedness or mortgage or other security interests in real or personal property or securing or collecting its debts or enforcing any rights in property securing them. Hence, to the extent that the actions of a lender are limited strictly to the above, it will not be necessary for the lender to qualify as a foreign corporation and obtain a Certificate of Authority. The statutory exception to the necessity to qualify does not go to a corporation whose other activities in the State of Minnesota would require qualification.

Upon the basis of the foregoing, we are of the opinion that, under applicable law in effect on the date of this opinion:

1.         The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Borrower is duly qualified to do business and is in good standing or good status as a foreign corporation in each jurisdiction set forth on Exhibit A hereto.

2.         The Borrower has full corporate power and authority to own and operate its properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Loan Documents.

3.         The execution and delivery of the Loan Documents, the performance by the Borrower of its obligations under the Loan Documents, and the borrowing by the Borrower under the Credit Agreement, have been duly authorized by all necessary corporate action, and each of the Loan Documents have been duly executed and delivered by the Borrower, and each of such Loan Documents constitutes the valid and binding obligation of the Borrower, enforceable in accordance with its respective terms.

4.         The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations under such Loan Documents, each in accordance with its respective terms, do not conflict with the Certificate of Incorporation or the Bylaws of the Borrower. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations under such Loan Documents, each in accordance with its terms, do not constitute a violation of or a default under any material contract or other material agreement or instrument to which the Borrower is a party that is listed as an exhibit to the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2005 (except that we express no opinion with respect to compliance with financial covenants or tests).

5.         The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations under such Loan Documents, each in accordance with its terms, do not violate any provision of applicable law, statute, rule, or regulation (other than state securities and blue sky laws, as to which we express no opinion and except that any right to indemnity and contribution may be limited by federal and state securities laws and public policy considerations) that we, based on our experience, recognize as applicable to the Borrower in a transaction of this type.

6.         The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations under such Loan Documents, each in accordance with its terms, do not, to our knowledge, contravene any writ, order or decree of any governmental instrumentality that has jurisdiction over the Borrower.

7.         To our knowledge, there are no actions, suits, or proceedings pending or overtly threatened in writing against the Borrower before any court or arbitrator or by or before any administrative agency or governmental authority, which, if adversely determined, could reasonably be expected to have a material adverse effect on the business or operations of the Borrower.

8.         No consent or approval of any governmental instrumentality, which has not been obtained or taken and is not in full force and effect, is required in connection with (i) the execution or performance of any of the Loan Documents by the Borrower, or (ii) any borrowings that may be requested from time to time by the Borrower pursuant to the terms of the Credit Agreement except as may be required to be made or obtained by the Banks or the Agent as a result of their involvement in the transactions contemplated by the Loan Documents.

9.         The Borrower is not an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

10.         To our knowledge, the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and, to our knowledge, no portion of the proceeds of the Loans will be used (i) to purchase or carry margin stock or (ii) to extend credit to others for the purpose of purchasing or carrying any margin stock.

The opinions set forth above are subject to the following qualifications:

a.         The opinions expressed herein are based upon and limited to matters governed by: (i) the laws of the State of Minnesota, (ii) the corporate laws of the State of Delaware, and (iii) the federal laws of the United States of America. We assume no responsibility as to the applicability thereto, or the effect thereon, and we expressly exclude from this opinion, the laws of any other jurisdiction.

b.         The enforceability of the Loan Documents against the Borrower may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of (i) provisions relating to the availability of specific remedies or relief, including indemnification and contribution, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (ii) provisions that allow cumulative remedies, late charges or default interest, or (iii) provisions relating to choice of forum.

c.         Where we render an opinion based upon factual matters “known to us,” “to our knowledge,” “to the best of our knowledge” or similar language, it is based solely upon inquiries of this firm’s attorneys who have worked on the above described transactions, an examination of documents made available to us by the Borrower, and inquiries of officers of the Borrower. We have relied on written statements of officers of the Borrower covering certain of such matters.

The opinions set forth herein are solely for your benefit and the benefit of your legal counsel, assignees and participants, and you and your counsel, assignees, participants, and agents of the foregoing hereby are authorized to rely on such opinions. The opinions set forth herein may not be relied upon by, and copies of such opinion may not be delivered to, any other person without the prior written consent of the undersigned. This opinion is given only as of the date hereof and we expressly disclaim any duty to update the statements made herein.

Very truly yours,

FOX ROTHSCHILD LLP

Exhibit A

FOREIGN JURISDICTIONS

ENTITY	JURISDICTION
Marten Transport, Ltd.	Wisconsin